EX-99(a)(1)

DFC GLOBAL CORP.

COMPANY NOTICE

FOR

2.875% Senior Convertible Notes due June 30, 2027

CUSIP Number 256664 AB9

NOTICE IS HEREBY GIVEN pursuant to Section 3.01(c) of the Indenture, dated as of June 27, 2007 (the “Indenture”), among DFC Global Corp. (formerly Dollar Financial Corp.), a Delaware corporation, as Issuer (the “Company”) and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee” or “Paying Agent”), that, at the option of each holder (“Holder”) of the Company’s 2.875% Senior Convertible Notes due June 30, 2027 (the “Notes”) the Company will repurchase such Holder’s Notes for a purchase price (the “Purchase Price”) of 100% of the principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, December 31, 2012, subject to the terms and conditions of the Indenture, the Notes and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Repurchase Option”). Holders may surrender their Notes from 9:00 a.m. (New York City time) on Friday, November 30, 2012 through 10:00 a.m. (New York City time) on Monday, December 31, 2012 (the “Expiration Date”). Unless the Company defaults in making payment of the Purchase Price, interest on the Notes repurchased will cease to accrue on and after the Expiration Date. Notes as to which a Purchase Notice (as defined below) has been given may be converted only if the Purchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Notes.

The Expiration Date is an interest payment date under the terms of the Indenture. Accordingly, interest accrued up to the Expiration Date will be paid to record holders as of the regular record date therefor, and we expect that there will be no accrued and unpaid interest due as part of the Purchase Price.

To exercise your option to have the Company purchase your Notes and receive the Purchase Price, you must validly surrender the Notes along with a duly executed Purchase Notice in the form attached hereto as Annex A (a “Purchase Notice”), if applicable, prior to 10:00 a.m. (New York City time) on the Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 10:00 a.m. (New York City time) on the Expiration Date, by delivering a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Section 3.01 of the Indenture. The right of Holders to surrender their Notes for purchase in the Repurchase Option expires at 10:00 a.m. (New York City time) on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC as described herein.

The Trustee and Paying Agent is:

U.S. Bank National Association

By Mail, Hand or Overnight Courier:	By Facsimile

Corporate Trust Support Services	1-651-466-7372

Attn: Specialized Finance Department

60 Livingston Avenue	For Information:

EP-MN-WS2N	1-800-934-6802

St. Paul, MN 55107

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: November 30, 2012

Table of Contents

QUESTIONS AND ANSWERS REGARDING THE REPURCHASE OPTION	i

1. INFORMATION CONCERNING THE COMPANY.	1

2. INFORMATION CONCERNING THE NOTES.	1

2.1 THE COMPANY’S OBLIGATION TO PURCHASE THE NOTES	1

2.2 PURCHASE PRICE	2

2.3 SOURCE OF FUNDS	2

2.4 CONVERSION RIGHTS OF THE NOTES	2

2.5 MARKET FOR THE NOTES AND THE COMPANY’S COMMON STOCK	2

2.6 OPTIONAL REDEMPTION	3

2.7 HOLDERS’ RIGHT TO REQUIRE REPURCHASE UPON A CHANGE OF CONTROL	3

2.8 RANKING	3

2.9 DIVIDENDS	3

3. PROCEDURES TO BE FOLLOWED BY HOLDERS ELECTING TO SURRENDER NOTES FOR PURCHASE	3

3.1 METHOD OF DELIVERY	4

3.2 AGREEMENT TO BE BOUND BY THE TERMS OF THE REPURCHASE OPTION	4

3.3 DELIVERY OF NOTES	5

4. RIGHT OF WITHDRAWAL	6

5. PAYMENT FOR SURRENDERED NOTES	6

6. NOTES ACQUIRED	7

7. PLANS OR PROPOSALS OF THE COMPANY	7

8. INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF THE COMPANY IN THE NOTES	7

9. PURCHASES OF NOTES BY THE COMPANY AND ITS AFFILIATES	8

10. AGREEMENTS INVOLVING THE COMPANY’S NOTES	8

11. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	8

12. ADDITIONAL INFORMATION	11

13. NO SOLICITATIONS	11

14. DEFINITIONS	11

15. CONFLICTS	11

No person has been authorized to give any information or to make any representation other than those contained in this Company Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Company Notice is accurate as of any date other than the date on the front of this Company Notice. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained in this Company Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors or its employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Notes for purchase. You should consult your own financial and tax advisors regarding the surrender of your Notes pursuant to the Repurchase Option in light of your specific tax and investment situation and must make your own decision as to whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

QUESTIONS AND ANSWERS REGARDING THE REPURCHASE OPTION

The following are answers to questions that you may have about the Repurchase Option. To understand the Repurchase Option fully and for a more complete description of the terms of the Repurchase Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

DFC Global Corp. (formerly Dollar Financial Corp.), a Delaware corporation and the issuer of the Notes (the “Company,” “we,” “our” or “us”), is obligated, at your option, to purchase your validly surrendered 2.875% Senior Convertible Notes due June 30, 2027 (the “Notes”). (Page 1)

Why is the Company offering to purchase my Notes?

The right of each holder (the “Holder”) of the Notes to sell and our obligation to purchase such Holder’s Notes pursuant to the terms and conditions of the Indenture, the Notes and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Repurchase Option”), is a term of the Notes and has been a right of Holders from the time the Notes were issued on June 27, 2007. We are required to repurchase the Notes of any Holder exercising the Repurchase Option pursuant to the terms of the Indenture and the Notes. (Page 1)

Which Notes are the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of November 29, 2012, $44,800,000 aggregate principal amount of the Notes were outstanding. The Notes were issued under the Indenture, dated as of June 27, 2007 (the “Indenture”), among DFC Global Corp. (formerly Dollar Financial Corp.), a Delaware corporation, as Issuer (the “Company”) and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”). (Page 1)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, December 31, 2012 (the “Purchase Price”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. (Page 2)

How will the Company fund the purchase of the Notes?

We intend to use available cash to fund the purchase of the Notes. (Page 2)

-i-

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the market price and implied volatility of our shares of common stock, par value $0.001 per share (the “Common Stock”), into which the Notes are convertible and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Repurchase Option. Our Common Stock into which the Notes are convertible is listed on the NASDAQ Stock Market (“NASDAQ”) under the symbol “DLLR”. On November 29, 2012, the closing price of our Common Stock on the NASDAQ was $17.60 per share. (Pages 2-3)

What does the board of directors of the Company think of the Repurchase Option?

Our board of directors has not made any recommendation as to whether you should surrender your Notes for purchase in the Repurchase Option. You must make your own decision whether to surrender your Notes for purchase in the Repurchase Option and, if so, the amount of Notes to surrender. (Page 2)

When does the Repurchase Option expire?

The Repurchase Option expires at 10:00 a.m. (New York City time) on Monday, December 31, 2012 (the “Expiration Date”). We will not extend the period Holders have to accept the Repurchase Option unless required to do so by applicable U.S. federal securities laws. (Page 2)

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice. (Page 1)

How do I surrender my Notes?

There are three ways to tender your Notes:

•

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to surrender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•

While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Notes pursuant to the Repurchase Option and holds physical certificates evidencing such Notes must complete and sign a Purchase Notice in the form attached hereto as Annex A (a “Purchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Repurchase Option set forth in this Company Notice. (Pages 3-6)

-ii-

If I surrender my Notes, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly on or after the Expiration Date. We will forward to the Paying Agent, prior to noon (New York City time) on the Expiration Date, the appropriate amount of cash required to pay the Purchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 6)

Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for purchase at any time until 10:00 a.m. (New York City time) on the Expiration Date. (Page 6)

How do I withdraw previously surrendered Notes?

To withdraw previously surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 10:00 a.m. (New York City time) on the Expiration Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.01 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 10:00 a.m. (New York City time) on the Expiration Date. (Page 6)

Do I need to do anything if I do not wish to surrender my Notes for purchase?

No. If you do not surrender your Notes before the expiration of the Repurchase Option, we will not purchase your Notes in the Repurchase Option and such Notes will remain outstanding subject to their existing terms. (Pages 3)

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof. (Page 3)

If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. The current Conversion Rate (as defined in the Indenture) of the Notes is 38.6641 shares of Common Stock per $1,000 principal amount of the Notes (equivalent to a conversion price of approximately $25.86 per share of Common Stock). You will continue to have the right to convert each $1,000 principal amount of Notes into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (Page 2)

What are the U.S. federal income tax consequences if I tender my Notes?

The receipt of cash in exchange for Notes pursuant to the Repurchase Option will be a taxable transaction for United States federal income tax purposes. See “Material U.S. Federal Income Tax Consequences” in this Company Notice. This Company Notice includes only a summary of the possible tax consequences to you of tendering your Notes. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 8-10)

-iii-

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Repurchase Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

Whom can I talk with regarding questions about the Repurchase Option?

Questions and requests for assistance in connection with the surrender of Notes for purchase in the Repurchase Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

iv

IMPORTANT INFORMATION CONCERNING THE REPURCHASE OPTION

1. Information Concerning the Company. We are obligated to purchase the Notes at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the Indenture and the Notes. The Notes are convertible into our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes.

We are a leading international non-bank provider of alternative financial services, principally unsecured short term consumer loans, secured pawn loans, check cashing, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through our over 1,400 current retail storefront locations and our multiple Internet platforms in nine countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, the Czech Republic and the Republic of Ireland. Our networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries. We believe we operate the largest online unsecured short-term consumer lending business by revenue in the United Kingdom. We also believe that, by virtue of our secured pawn lending operations in the United Kingdom, Scandinavia, Poland and Spain, we are the largest pawn lender in Europe measured by loan portfolio value.

We believe that our customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with us rather than with banks or other financial institutions due to the range and convenience of services that we offer, the multiple ways in which they may conduct business with us and our high-quality customer service. Our products and services, principally our unsecured short-term consumer loans, secured pawn loans and check cashing and gold buying services, provide customers with immediate access to cash for living expenses and other needs. In addition to these core offerings, we strive to offer our customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® prepaid debit cards and foreign currency exchange.

Our executive offices are located at 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312, and our telephone number is (610) 296-3400. Additional information regarding the Company can be found on our website, www.dfcglobalcorp.com and in our filings with the Securities and Exchange Commission (the “SEC”), which can be viewed at www.sec.gov. See Item 12 of this Company Notice.

2. Information Concerning the Notes. On June 27, 2007, we issued $200,000,000 aggregate principal amount of the Notes. In February 2010, we repurchased $35.2 million aggregate principal amount of the Notes in privately negotiated transactions with three of the holders of the Notes. In addition, through a series of privately negotiated transactions with certain holders of the Notes in December 2009, the holders exchanged an aggregate of $120.0 million principal amount of the Notes held by them for an equal aggregate principal amount of the Company’s 3.00% Senior Convertible Notes due 2028 notes.

Cash interest accrues on the Notes in accordance with the terms of the Indenture and the Notes and is payable semi-annually on June 30 and December 31 of each year to the person in whose name a Note is registered at the close of business on the preceding June 15 and December 15, respectively. The Notes will mature on June 30, 2027, unless earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Notes. As of November 29, 2012, $44,800,000 in aggregate principal amount of the Notes was outstanding.

2.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Indenture and the Notes, we are obligated to purchase all Notes validly surrendered for purchase and not withdrawn, at the Holder’s option, by the Expiration Date. This Repurchase Option will expire at 10:00 a.m. on the Expiration Date. We reserve the right to make changes to the terms of the Repurchase Option, including changing the Expiration Date, if reasonably necessary to comply with applicable U.S. federal securities laws and regulations. If we make any change to this Repurchase Option which we determine constitutes a material change, or if we waive a material condition to this Repurchase Option, we will promptly disclose the change or waiver in a supplement to this Company Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Expiration Date for a period of five to 10 business days, depending on the significance of the change or waiver, if the Repurchase Option would otherwise expire during the five to 10 business day period. If we are required to extend the Expiration Date, we will make a public announcement of such extension promptly by means of a press release, a posting on the Company’s website or such other means we deem appropriate. Our purchase of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice.

If any Notes remain outstanding following the expiration of the Repurchase Option, and if the Notes are not otherwise redeemed or converted after such date, we will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on each of December 31, 2014, June 30, 2017 and June 30, 2022 at a purchase price equal to 100% of the principal amount of the Notes plus the amount of accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes.

2.2 Purchase Price. Pursuant to the terms of the Indenture and the Notes, the Purchase Price to be paid by us for the Notes is 100% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes to, but not including, the Expiration Date. The Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase prior to the Expiration Date and not withdrawn prior to 10:00 a.m. (New York City time) on the Expiration Date. The total amount of funds required by us to purchase all of the Notes is approximately $44,800,000 (assuming all of the Notes are validly surrendered for purchase and accepted for payment). Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Notes on the Expiration Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender their Notes for purchase.

We are not, nor is our board of directors or any of our employees, making any recommendation to Holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. Each Holder must make its own decision whether to surrender its Notes for purchase and, if so, the principal amount of Notes to surrender based on such Holder’s assessment of the current market value of the Notes and our Common Stock and other relevant factors.

2.3 Source of Funds. In the event any Notes are surrendered and accepted for payment, we intend to use available cash on hand to pay the Purchase Price for such Notes.

2.4 Conversion Rights of the Notes. Holders that do not surrender their Notes for purchase pursuant to the Repurchase Option will maintain their conversion rights with respect to their Notes, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The current Conversion Rate of the Notes is 38.6641 shares of Common Stock per $1,000 principal amount of the Notes (equivalent to a conversion price of approximately $25.86 per share). Holders that surrender their Notes pursuant to the Repurchase Option may retain their conversion rights with respect to such Notes, subject to the terms and conditions of the Indenture and the Notes, only if such surrender has been validly withdrawn prior to the Expiration Date, as described in Section 4 below.

2.5 Market for the Notes and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes currently are traded over the counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the market price and implied volatility of our Common Stock and the market for similar securities. As of November 29, 2012, $44,800,000 aggregate principal amount of the Notes was outstanding.

Our Common Stock into which the Notes are convertible are listed on the NASDAQ under the symbol “DLLR”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of our Common Stock as reported on the NASDAQ:

	Share Price
	High	Low
Fiscal 2011
First Quarter	$14.23	$9.96
Second Quarter	$19.15	$13.33
Third Quarter	$21.79	$18.79
Fourth Quarter	$23.32	$20.00
Fiscal 2012
First Quarter	$24.89	$17.41
Second Quarter	$23.01	$16.77
Third Quarter	$20.28	$17.19
Fourth Quarter	$19.32	$15.06
Fiscal 2013
First Quarter	$20.50	$16.85
Second Quarter (through November 29)	$17.74	$15.08

On November 29, 2012, the closing price of our Common Stock on the NASDAQ was $17.60 per share. As of November 29, 2012, there were 42,225,271 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision to surrender your Notes pursuant to the Repurchase Option.

2.6 Optional Redemption. Beginning on June 27, 2007, the Notes became redeemable for cash at our option at any time, in whole or in part, at a redemption price equal to the principal amount of Notes to be redeemed plus any accrued and unpaid interest to, but not including, the date fixed for redemption, as provided in the Indenture and the Notes. However, effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing or redeeming Notes (or the right to purchase or redeem Notes) other than through the Repurchase Option until at least the tenth business day after the Expiration Date.

2.7 Holders’ Right to Require Repurchase Upon a Change of Control. Each Holder may require us to repurchase all or any part of his or her Notes if there is a Change of Control (as defined in the Indenture) at a repurchase price in cash equal to the principal amount of Notes to be redeemed plus any accrued and unpaid interest to, but not including, the repurchase date.

2.8 Ranking. The Notes are general unsecured subordinated obligations of ours and rank equally in right of payment with all of our existing and future unsecured subordinated indebtedness, and are contractually subordinated in right of payment to our unsubordinated indebtedness and effectively subordinated in right of payment to our secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to all liabilities and preferred equity of our subsidiaries.

2.9 Dividends. The Holders of Notes are not entitled to dividends. Upon conversion of the Notes into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Purchase Price for their Notes unless they validly surrender, and do not withdraw, the Notes on or before 10:00 a.m. (New York City time) on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 10:00 a.m. (New York City time) on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1 Method of Delivery. The Trustee has informed us that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute a Purchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2 Agreement to be Bound by the Terms of the Repurchase Option. By surrendering your Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased pursuant to the terms and conditions set forth in this Company Notice;

•	you agree to all of the terms of this Company Notice;

•	you have received this Company Notice and acknowledge that this Company Notice provides the notice required pursuant to the Indenture and the Notes;

•

upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to us all right, title and interest in and to all the Notes surrendered, (ii) waive any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) release and discharge us and our directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to U.S. federal securities laws) and (iv) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as our agent, for the Purchase Price of any surrendered Notes that are purchased by us), all in accordance with the terms set forth in this Company Notice;

•

you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by us we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

you agree, upon our request, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

you understand that all Notes properly surrendered for purchase prior to 10:00 a.m. (New York City time) on the Expiration Date and not withdrawn prior to 10:00 a.m. (New York City time) on the Expiration Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Company Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Notes purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from us and transmitting such payments to such Holders;

•

surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 10:00 a.m. (New York City time) on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Repurchase Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

3.3 Delivery of Notes.

Notes Held Through a Custodian. If you wish to tender Notes pursuant to this Company Notice and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 10:00 a.m. (New York City time) on the Expiration Date. We will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

Notes in Global Form. If you are a DTC participant who wishes to tender Notes pursuant to this Company Notice, you must surrender to us your beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 10:00 a.m. (New York City time) on the Expiration Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 10:00 a.m. (New York City time) on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of an agreement to be bound by the terms of the Repurchase Option, including those set forth above under the heading “Agreement to be Bound by the Terms of the Repurchase Option.”

Notes Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, then any such Holder of the Notes must complete and sign a Purchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.

All signatures on a Purchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the

Purchase Notice need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Purchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 10:00 a.m. (New York City time) on the Expiration Date.

4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time prior to 10:00 a.m. (New York City time) on the Expiration Date. In order to withdraw Notes, you must comply with the withdrawal procedures of DTC prior to 10:00 a.m. (New York City time) on the Expiration Date. Notes withdrawn from the Repurchase Option may be re-surrendered by following the surrender procedures described in Section 3 above; provided, however, in order for Notes to be validly re-surrendered pursuant to this Company Notice, such Notes must be surrendered for purchase pursuant to procedures described in Section 3 above prior to 10:00 a.m. (New York City time) on the Expiration Date.

This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 10:00 a.m. (New York City time) on the Expiration Date. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.01 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 10:00 a.m. (New York City time) on the Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 10:00 a.m. (New York City time) on the Expiration Date.

5. Payment for Surrendered Notes. We will promptly forward to the Paying Agent, prior to noon (New York City time) on the Expiration Date the appropriate amount of cash required to pay the Purchase Price for the surrendered Notes, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Notes prior to 10:00 a.m. (New York City time) on the Expiration Date and not validly withdrawn such delivery prior to 10:00 a.m. (New York City time) on the Expiration Date.

The total amount of funds required by us to purchase all of the Notes is approximately $44,800,000 (assuming all of the Notes are validly surrendered for purchase and accepted for payment).

6. Notes Acquired. Any Notes purchased by us pursuant to the Repurchase Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Company Notice, we do not currently have any plans which would be material to a Holder’s decision to surrender Notes for purchase in the Repurchase Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•

any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries (consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiation often at different stages of advancement at any particular time);

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•

any class of our equity securities to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of us or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, based on a reasonable inquiry by us:

•	neither we nor our executive officers, directors, subsidiaries or other affiliates beneficially owns any Notes;

•	we will not purchase any Notes from our executive officers, directors, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as previously disclosed by us. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

A list of our directors and executive officers is attached to this Company Notice as Annex C.

9. Purchases of Notes by the Company and Its Affiliates. Each of us and our affiliates, including our executive officers and directors, is prohibited under applicable U.S. federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Repurchase Option until at least the tenth business day after the Expiration Date. Following such time, if any Notes remain outstanding, we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Notes after the Repurchase Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Repurchase Option, the market price of our Common Stock, our business and financial position and general economic and market conditions.

10. Agreements Involving the Company’s Notes. The Indenture is the only agreement into which we have entered relating to the Notes.

All agreements involving other securities issued by us are described in detail in the documents incorporated by reference into this Company Notice, and no provisions in such agreements are material to the Repurchase Option or the Notes.

11. Material U.S. Federal Income Tax Consequences. To ensure compliance with Internal Revenue Service Circular 230, Holders are hereby notified that any discussion of tax matters set forth in this Company Notice was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any person, for the purpose of avoiding tax-related penalties under federal, state, or local tax law. Each Holder is encouraged to seek advice based on its particular circumstances from an independent tax advisor.

The following is a general discussion of certain material U.S. federal income tax considerations relating to Holders of the Notes with respect to the Repurchase Option. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and partnerships and other pass-through entities. In addition, this discussion does not address state, local or foreign tax considerations with respect to the Repurchase Option or U.S. federal tax considerations (such as the estate tax or gift tax) other than income taxation. This summary assumes that Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the U.S.; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder or a partnership.

If a partnership holds a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Notes are urged to consult their tax advisors.

Tendering U.S. Holders

Sale of a Note. The receipt of cash by a U.S. Holder in exchange for a Note pursuant to the Repurchase Option will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Note generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Note (other than any amount attributable to accrued and unpaid interest on the Note) and (ii) the U.S. Holder’s “adjusted tax basis” in the Note at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the cost of the Note, reduced by any amortizable bond premium deducted and by any principal payments received with respect to the Note, and increased by any market discount and deemed dividends previously included in income by such Holder with respect to such Note. Subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder’s holding period for the Note exceeds one year. Long-term capital gain of non-corporate taxpayers is currently subject to a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Market Discount. A U.S. Holder who acquired Notes with market discount will generally be required to treat any gain recognized upon the sale of its Notes pursuant to the Repurchase Option as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. Holder has elected to include market discount in income as it accrues. Subject to a de minimis exception, “market discount” generally equals the excess of the stated redemption price at maturity of the Notes at the time acquired by the Holder over the Holder’s initial tax basis in the Notes.

Accrued Interest. The portion of the Repurchase Amount that represents accrued interest will be ordinary interest income to a U.S. Holder.

Tendering Non-U.S. Holders

Accrued Interest. Subject to the discussion below regarding backup withholding, U.S. federal withholding tax will not apply to the portion of the Repurchase Amount paid to non-U.S. Holders that represents accrued interest, provided that (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a “controlled foreign corporation” (as defined in section 957(a) of the Code) that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note occurs on an extension of credit made under a loan agreement entered into in the ordinary course of the bank’s trade or business, and (iv) the beneficial owner satisfies the statement requirement set forth in section 871(h)(5) of the Code and the regulations thereunder. To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of a Note, or a financial institution holding the Note on behalf of such owner, must provide the Paying Agent with a properly completed IRS Form W-8BEN or with certain other documentary evidence.

Gain on the Notes. A non-U.S. Holder that receives cash in exchange for the Notes pursuant to the Repurchase Option will realize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Note (other than any amount attributable to accrued and unpaid interest on the Note) and (ii) the non-U.S. Holder’s adjusted tax basis in the Notes. Subject to the discussion below regarding backup withholding, any gain realized by a non-U.S. Holder with respect to the sale of Notes will not be subject to U.S. federal income tax unless (a) the gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business, and, in the case of a resident of a country with which the United States has an income tax treaty, is attributable to a permanent establishment or a fixed base in the United States, (b) such non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of the notes. We believe that we are not and have not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Special Categories of Holders. A non-U.S. Holder described in clause (a) above will be subject to U.S. federal income tax on the net gain derived from the sale, and on the portion of the Repurchase Amount representing accrued interest, in the same manner as a U.S. Holder. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain and interest will be subject to U.S. federal income tax in the manner specified by the treaty. To claim the benefit of a treaty, a non-U.S. Holder must properly submit an IRS Form W-8BEN (or successor or suitable substitute form). A non-U.S. Holder that is a foreign corporation and is described in clause (a) above will be subject to tax on gain and interest under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. Holder described in clause (b) above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

A U.S. Holder whose Notes are tendered and accepted for payment pursuant to the Repurchase Option will be subject to certain information reporting requirements (unless the U.S. Holder is a corporation or other exempt recipient). In addition, a U.S. Holder may be subject to backup withholding at the rate of 28% with respect to the receipt of cash in exchange for a Note unless the U.S. Holder provides us with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders can provide their TIN and these certifications by completing an IRS Form W-9 (a copy of which can be found on the IRS website at http://www.irs.gov/pub/irs-pdf/fw9.pdf). U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

In general, backup withholding will not apply to the sale of Notes by a Non-U.S. Holder pursuant to the Repurchase Option, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN). However, information reporting may apply to the proceeds from the tender of the Notes and the amount of any tax withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Non-Tendering Holders

A Holder whose Notes are not purchased by us pursuant to the Repurchase Option will not incur any U.S. federal income tax liability as a result of the consummation of the Repurchase Option.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REPURCHASE OPTION.

12. Additional Information. We are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about us and our financial condition, and we incorporate by reference such documents herein:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012;

•	our Definitive Proxy Statement dated October 9, 2012; and

•	the description of our Common Stock contained in our Registration Statement on Form S-4 filed with the SEC on July 6, 2004, together with all amendments and reports updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

The Schedule TO to which this Company Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. We have not employed any persons to make solicitations or recommendations in connection with the Repurchase Option.

14. Definitions. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Notes.

15. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Notes for purchase and, if so, the principal amount of Notes to surrender based on their own assessment of the current market value and other relevant factors.

ANNEX A

FORM OF PURCHASE NOTICE

TO: DFC GLOBAL CORP.

U.S. BANK National Association

The undersigned registered Holder of the Notes designated below hereby irrevocably acknowledges receipt of a notice (the “Company Notice”) from DFC Global Corp. (formerly Dollar Financial Corp.) (the “Company”) regarding the right of Holders to elect to require the Company to repurchase their Notes and requests and instructs the Company to repay the entire principal amount of such Notes, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the Indenture, dated as of June 27, 2007 (the “Indenture”), among the Company and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”), for the Company’s 2.875% Senior Convertible Notes due June 30, 2027 (the “Notes”), at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Expiration Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Company promptly following the Expiration Date, pursuant to the terms and conditions specified in the Indenture, the Notes and the Company Notice.

NOTICE: The signature below of the Holder of the Notes designated below must correspond with the name as written upon the face of such Notes in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program, New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, all in accordance with the U.S. Securities Exchange Act of 1934, as amended.

Signature Guarantee

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO: DFC GLOBAL CORP.

U.S. BANK National Association

The undersigned registered owner of the Notes designated below hereby withdraws its election to require DFC Global Corp. (formerly Dollar Financial Corp.) (the “Company”) to repurchase such Notes, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of June 27, 2007 (the “Indenture”), among the Company and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth the names of each of our directors and executive officers:

Name	Title

Jeffrey A. Weiss	Chairman and Chief Executive Officer

David Jessick	Director

Clive Kahn	Director

John Gavin	Director

Ron McLaughlin	Director

Michael Kooper	Director

Kenneth Schwenke	President

Randy Underwood	Executive Vice President and Chief Financial Officer

Norman Miller	Executive Vice President and Chief Operating Officer

Michael Coury	Chief Information Officer

Roy W. Hibberd	Senior Vice President, Corporate Secretary and General Counsel

William M. Athas	Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller

Melissa Soper	Senior Vice President, Government Affairs and Administration

The business address of each person set forth above is c/o DFC Global Corp., 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312, and our telephone number is (610) 296-3400.